Ecofin Advisors Limited

Proxy Voting Policy

On behalf of our clients, Ecofin Advisors Limited (“Ecofin” or the “Company”) generally invests in securities issued by public issuers, which are listed on securities exchanges. In relation to these investments, we have the authority to proxy vote on behalf of our clients in such securities.

Ecofin makes proxy voting decisions in accordance with these proxy voting policies and procedures to ensure that the Company is voting in the best interests of our clients. There may be situations in which Ecofin decides in the best interests of its clients to deviate from these policies and procedures. In this event, the Company will document in writing the reason for the deviation.

Guidelines for Proxy Voting

Ecofin has a commitment to evaluate and vote proxy issues in the best interests of its clients. Ecofin will generally vote proxy proposals, amendments, consents or resolutions relating to client securities, including interests in private investment funds, if any, (collectively, “proxies”) in accordance with the following guidelines:

●	The Company will monitor the relevant corporate events;

●	The Company will generally support a current management initiative if our view of the Issuer’s management is favorable;

●	The Company will generally vote to change the management structure of an Issuer if it would increase shareholder value;

●	The Company will generally vote against management if there is a clear conflict between the Issuer’s management and shareholder interest;

●	In some cases, even if Ecofin supports an Issuer’s management, there may be some corporate governance issues that Ecofin believes should be subject to shareholder approval; and

●	The Company may abstain from voting proxies when it is determined that the cost of voting the proxy exceeds the expected benefit to our clients.

Generally, all proxies are evaluated and voted on a case-by-case basis, considering each of the relevant factors set forth above. Ecofin, in all cases, will vote for any proposals that we believe will be in accordance with the investment objectives and policies of each client for which the vote is relevant.

The portfolio manager will receive all proxies and then will determine how to vote each such proxy. Upon making a decision, the portfolio manager will instruct the Operations Manager or his delegate on how to instruct the custodian or prime broker to vote and to update the Company’s proxy recordkeeping. The role of our Operations Manager is to actually ensure that the voting of all proxies is done in a timely manner. The role of the CCO is to monitor the effectiveness of this Policy.

If an independent third party or a committee is utilised in making a decision to vote on a proxy, Ecofin will submit the proxy to such third party or committee for a decision. The Operations Manager will execute the proxy in accordance with such third party or committee’s decision and update the Company’s proxy recordkeeping.

Conflicts of Interest

There may be times in which conflicts may arise between the interest of the client and the interest of Ecofin. The Company will always strive to address such conflicts in the best interests of the client. If a perceived material conflict of interest arises in connection with a proxy vote, Ecofin may resolve such perceived material conflicts of interest as follows:

If a perceived material conflict of interest has been identified, the Chief Compliance Officer (“CCO”) will maintain a written record of the resolution of the material conflict of interest and the determination of the proxy vote.

●	Ecofin may delegate the voting decision for such proxy proposal to an independent third party;
●	Ecofin may delegate the voting decision to an independent committee of partners, members, directors or other representatives of the client, as applicable;
●	Ecofin may inform the investors or account of the conflict of interest and obtain consent to (majority consent, in the case of a fund) vote the proxy as recommended by Ecofin; or
●	Ecofin may obtain approval of the decision from Ecofin ’s CCO.

If a perceived material conflict of interest has been identified, the CCO will maintain a written record of the resolution of the material conflict of interest and the determination of the proxy vote.

Recordkeeping

Operations will maintain, or have available, a record of each proxy received and each proxy executed. Proxy information is generally received from Ecofin Fund’s Custodian and executed via email, and a copy of the email will be maintained.

Operations will also maintain records relating to each proxy, including (i) the voting decision with regard to each proxy; and (ii) any documents created by the portfolio manager or others, that were material to making the voting decision.

A summary description of the exercise of voting rights strategies must be made available to investors. Details of the actions taken on the basis of those strategies must be made available to the unitholders of each client free of charge on their request

Upon request, clients may receive a copy of Ecofin’s Proxy Voting Policy and how the Company voted its proxies.